EXHIBIT 10.34

SIXTH AMENDMENT TO THE

EMPLOYMENT AGREEMENT
BETWEEN JOSEPH MASTERS AND URS CORPORATION

WHEREAS, Joseph Masters (the “Employee”) and URS Corporation (the “Company”) entered into an Employment Agreement effective as of September 8, 2000 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, the Employment Agreement is amended effective as of [__________, 2012], as follows:

A.                Section 6(c) of the Employment Agreement hereby is amended in its entirety to read as follows:

(c)           Change in Control Payment and Severance Benefits.  If, during the term of this Agreement and (i) within six (6) months after the occurrence of a Change in Control, the Employee voluntarily resigns his employment for Good Reason, (ii) within six (6) months after the occurrence of a Change in Control, the Company terminates the Employee’s employment for any reason, or (iii) within the thirty (30) day period following the date that is six (6) months after the occurrence of a Change in Control, the Employee voluntarily resigns his employment for any reason, then the Employee shall be entitled to receive a severance payment from the Company (the “Change in Control Payment”) and in addition shall be entitled to Severance Benefits in accordance with Section 7(a)(ii), provided that such termination of employment is a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”).  The Change in Control Payment shall be in an amount determined under Section 6(d) and shall be made in a lump sum within ninety (90) days following the Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of such Separation from Service, the Change in Control Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon the Employee’s release becoming effective in accordance with its terms as described in Section 8.  The Change in Control Payment shall be in lieu of (i) any further payments to the Employee under Section 3, (ii) any further accrual of benefits under Section 4 with respect to periods subsequent to the date of the employment termination and (iii) any entitlement to a Severance Payment (as defined in Section 7(a)(i)).  In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued but unpaid vacation.

.

i

B.                 Sections 7(a), 7(a)(i) and 7(a)(ii) of the Employment Agreement hereby are amended in their entirety to read as follows:

(a)           Severance Payment and Severance Benefits.  In the event that, during the term of this Agreement and provided that Section 6 does not apply and such termination of employment constitutes a Separation from Service and, (x) the Company terminates the Employee’s employment for any reason, (y) on or before June 29, 2009 the Employee voluntarily resigns his employment for Good Reason within one (1) month of the occurrence of the event constituting Good Reason, or (z) on or after June 30, 2009 the Employee voluntarily resigns his employment for any reason, then:

(i)               The Company shall pay an amount (“Severance Payment”) equal to one million one hundred fifty two thousand dollars ($1,152,000).  The Severance Payment shall be made in a lump sum within ninety (90) days following the Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such Separation from Service, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon the Employee’s release becoming effective in accordance with its terms as described in Section 8.  The Severance Payment shall be in lieu of (A) any further payments to the Employee under Section 3 and (B) any further accrual of benefits under Section 4 with respect to periods subsequent to the date of employment termination.  In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.

(ii)               For the period of one (1) year following such termination, the Company shall (i) reimburse the Employee for dental and health insurance premiums required to be paid by the Employee for such one (1) year period to obtain COBRA continuation coverage within the meaning of Section 4980B(f)(2) of the Code, provided the Employee elects such continuation coverage, and (ii) cause group long-term disability insurance coverage and basic term life insurance coverage then provided to the Employee by the Company, if any, to be continued for such one (1) year period (or, if such coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent such termination, then, at the Company’s election, the Company may either provide such long-term disability or term life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would have incurred absent such termination or pay to the Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination) (payments and benefits under this Section 7(a)(ii), collectively, “Severance Benefits”).  If the Company elects to pay the Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue long-term disability or term life insurance, such payments shall be subject to the same restrictions with respect to timing of such payments that are applicable to Severance Payments set forth in Section 7(a)(i) in addition to the restrictions applicable to Severance Benefits set forth under this Section 7(a)(ii).  The amount of any in-kind benefits provided under this Section 7(a)(ii) with respect to life and disability insurance coverage (or expenses eligible for reimbursement, if applicable) during a calendar year may not affect the in-kind benefits to be provided (or expenses eligible for reimbursement, if applicable), in any other calendar year.  Any and all payments due to the Employee under this Section 7(a)(ii) with respect to life and disability insurance premiums with respect to a given calendar year shall be payable no later than December 31 of the succeeding calendar year.

.

C.                Section 8 of the Employment Agreement hereby is amended in its entirety to read as follows:

Notwithstanding any of the foregoing to the contrary, in no event shall the Company be required to make any payment or provide any benefit pursuant to Section 6 or 7 above (except for payments of accrued and unpaid vacation) unless and until the Employee executes and delivers to the Company a release in the form of Exhibit A or Exhibit B, as appropriate, and such release becomes effective in accordance with its terms no later than ninety (90) days following the termination of employment date; provided, however, that pending such execution and delivery of such a release by the Employee, the Company will advance for the account of the Employee premiums required to be paid during the period during which the effectiveness of the release is pending if necessary to avoid lapse with respect to the Employee within such period of a group dental, health or disability policy to which Severance Benefits provided under Section 7(a)(ii) relate, which advance shall be repaid by the Employee on expiration of (i) the period during which the Employee is permitted to consider whether to execute the release (if the Employee does not execute the release) or (ii) the period during which the effectiveness of the release is pending (if the Employee executes the release but does not allow it to become effective in accordance with its terms).

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

.

IN WITNESS WHEREOF, each of the parties has executed this Sixth Amendment to the Employment Agreement, as of the day and year first above written.

Joseph Masters

Joseph Masters

URS Corporation, a Delaware corporation

By:
Name:
Title: